Exhibit 5.1

[Goodwin Procter LLP Letterhead]

June 3, 2014

Boston Properties, Inc.

The Prudential Center

800 Boylston Street, Suite 1900

Boston, MA 02199

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated June 3, 2014 and included as Exhibit 5.1 to the Registration Statement on Form S-3ASR (the “Registration Statement”) filed on June 3, 2014 by Boston Properties, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective upon filing on June 3, 2014. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on June 3, 2014 by the Company with the Commission pursuant to Rule 424(b) under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $600,000,000 of shares (the “Shares”) of common stock, $.01 par value per share, of the Company (“Common Stock”) pursuant to Sales Agency Financing Agreements, dated as of June 3, 2014 (collectively, the “Sales Agency Financing Agreements”), among the Company, Boston Properties Limited Partnership, a Delaware limited partnership and the Company’s operating partnership subsidiary (the “Operating Partnership”), and each of BNY Mellon Capital Markets, LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC (collectively, the “Sales Agents”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinions set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum expected sales price set forth in an officers’ certificate supplied by the Company to us (the “Minimum Price”) and, in the future, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of authorized but unissued shares of Common Stock under the Company’s certificate of incorporation is less than the number of unissued Shares that may be issued for the Minimum Price.

Boston Properties, Inc.

June 3, 2014

The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Sales Agency Financing Agreements and at a price per share authorized by the Company’s board of directors (or a duly authorized committee of the board of directors), will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated June 3, 2014 which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP

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